EXHIBIT 16.1

[Rotenberg & Co., LLP Letterhead]

December 5, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Renhuang Pharmaceuticals, Inc. (“the Company”) and, under the date of August 9, 2006, we reported on the financial statements of the Company as of and for the year ended April 30, 2006. On December 5, 2006, our appointment as the independent registered public accounting firm was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 5, 2006, and we agree with the statements made in paragraph 3 in such report.

Very truly yours,

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP